Exhibit 99.1

FOR IMMEDIATE RELEASE

ARI REPORTS IMPROVED SECOND QUARTER RESULTS

Revenues, operating income and net income up over prior year

Milwaukee, Wis., February 23, 2006 – ARI (OTCBB:ARIS), a leading provider of technology-enabled business solutions that help equipment dealers build sales and profits, today reported increased revenues, operating income and net income for the second quarter ended January 31, 2006.

Second Quarter Fiscal 2006 Highlights

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Revenues increased 7% to $3.5 million in the second quarter of fiscal 2006 from $3.3 million for the second quarter of fiscal 2005.

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Operating income was $549,000 for the second quarter of fiscal 2006, an 8% increase from operating income of $506,000 for the same period in the prior year.

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Net income was $524,000 or $0.08 per diluted share for the second quarter of fiscal 2006, a 15% increase from net income of $455,000 or $0.07 per diluted share for the same period in the prior year.

First Half Fiscal 2006 Highlights

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Revenues increased 7% to $7.0 million for the first half of fiscal 2006, from $6.6 million for the first half of fiscal 2005.

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Operating income increased slightly to $1.073 million for the first half of fiscal 2006, compared to $1.068 million for the same period in the prior year.

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Net income was $1.0 million or $0.15 per diluted share for the first half of fiscal 2006, compared to net income of $949,000 or $0.15 per diluted share for the same period in fiscal 2005.

Operations Review

“Our top and bottom line performance in the second quarter of fiscal 2006 is on track with our expectations,” said Brian E. Dearing, chairman and chief executive officer of ARI.  “We also made some good progress on our four growth initiatives for fiscal 2006.  The first initiative is to maintain and enhance our core electronic catalog business.  Recurring revenues in our core catalog products and services in the U.S. increased 5% for the quarter.  Our renewal rate continues to be very solid at

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ARI Reports Improved Second Quarter Results

over 85%,” said Dearing.

Dearing said the Company is also executing on its second growth initiative for fiscal 2006, expanding the Dealer Marketing Services area.  “We again showed double-digit growth in revenues from these new value-added services.  While this business is still relatively small, the growth indicates that manufactured equipment dealers recognize the benefits our Dealer Marketing Services provide,” said Dearing.

Dearing noted that ARI continues to build its suite of Dealer Marketing Services.  The latest additions include new content management capabilities and a new product, eMailSmart™.  eMailSmart is a template-based email service that provides dealers with an automated, easy-to-use and cost-effective way to reach their customers throughout the year.

“We’ve set the stage for growth in Europe (our third growth initiative) by establishing an office in the Netherlands, repositioning the business to the successful dealer-centric model we utilize in the U.S. and adding experienced staff.  This month, we consolidated our worldwide sales organization under Jeff Horn, vice president – global sales and marketing, to better coordinate our sales activities across the globe.”

“The fourth strategic objective is to expand the business through accretive acquisitions that enhance our capabilities and expand our markets.  Because we have now consolidated worldwide sales, John Bray, vice president – business development and strategy, is now devoting his full-time efforts to corporate development and strategy.  The increased focus in this area recognizes the significant role we believe acquisitions will have in our future growth,” said Dearing.

Dearing said the company has a strong cash position and continues to pay down its debt.  “We have a $2.7 million balance remaining on our long-term notes, which is less than our cash balance of $3.6 million.  We have the next two payments reserved and are on schedule to pay off the entire debt on December 31, 2007.”

Outlook

“We expect the balance of the fiscal year to be broadly consistent with the first half, with continued organic growth.  We expect to maintain good cash flow and profitability even as we continue to invest in initiatives such as Dealer Marketing Services that add value to our customer relationships and contribute to our long-term growth,” said Dearing.

About ARI

ARI is a leading provider of electronic parts catalogs and related technology and services to increase sales and profits for dealers in the manufactured equipment markets.  ARI currently provides approximately 89 parts catalogs (many of which contain multiple lines of equipment) for approximately 72 equipment manufacturers in the U.S. and Europe.  Approximately 81,000 catalog subscriptions are provided through ARI to more than 29,000 dealers and distributors in approximately 89 countries in a dozen segments of the worldwide equipment market including

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ARI Reports Improved Second Quarter Results

outdoor power, power sports, ag equipment, recreation vehicle, floor maintenance, auto and truck parts aftermarket, marine and construction.  The Company builds and supports a full suite of multi-media electronic catalog publishing and viewing software for the Web or CD and provides expert catalog publishing and consulting services.  ARI also provides dealer marketing services, including technology-enabled direct mail, email and a template-based dealer website service that makes it quick and easy for an equipment dealer to have a professional and attractive website.  In addition, ARI e-Catalog systems support a variety of electronic pathways for parts orders, warranty claims and other transactions between manufacturers and their networks of sales and service points.  ARI currently operates three offices in the United States and one in Europe and has sales and service agents in England and France providing marketing and support of its products and services.

Second Quarter Earnings Conference Call

ARI’s Second Quarter Conference Call is scheduled for Thursday, February 23, 2006 at 3:30 p.m. Central Time/4:30 p.m. Eastern Time.  If you would like to participate, please pre-register at https://www.myrcplus.com/rsvp-index.asp?BWebID=&CID=9226402.  At that time you will be provided with the numbers to use to join the conference call.  A replay of ARI’s conference call, as well as notes and financial information presented in the call, will also be available on ARI’s website, www.arinet.com, after 6:00 p.m. Central Time on Friday, February 24, 2006.  Click on the “Investor Relations” tab to access the information.

Statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act.  The forward-looking statements can generally be identified by words such as "believes," "anticipates," "expects" or words of similar meaning.  Forward-looking statements also include statements relating to the Company's future performance, such as future prospects, revenues, profits and cash flows.  The forward-looking statements are subject to risks and uncertainties, which may cause actual results to be materially different from any future performance suggested in the forward-looking statements.  Such risks and uncertainties include those factors described under "Forward Looking Statements Disclosure" in Exhibit 99.1 of the Company’s annual report on Form 10-KSB for fiscal year ended July 31, 2005 filed with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements.  The forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements.  For more information, please refer to the Company’s filings with the Securities and Exchange Commission.

Contact:

Nancy Krajcir-Bennett

ARI

Tel: (414) 973-4380

Fax: (414) 973-4357

E-mail:krajcir@arinet.com

ARI Network Services, Inc.
Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three months ended		Six months ended
	January 31		January 31
	2006	2005	2006	2005
Net revenues:
Subscriptions, support and other services fees	$ 2,548	$ 2,422	$ 5,112	$ 4,824
Software licenses and renewals	515	558	1,033	1,134
Professional services	459	324	868	621
	3,522	3,304	7,013	6,579
Operating expenses:
Cost of products and services sold:
Subscriptions, support and other services fees	207	233	388	426
Software licenses and renewals *	164	145	322	299
Professional services	84	48	195	130
	455	426	905	855
Depreciation and amortization (exclusive of
	amortization of software products included
in cost of products and services sold)	94	69	174	123
Customer operations and support	279	257	582	519
Selling, general and administrative	1,840	1,745	3,699	3,454
Software development and technical support	305	301	580	560
Net operating expenses	2,973	2,798	5,940	5,511
Operating income	549	506	1,073	1,068
Other income (expense)
Interest expense	(50)	(47)	(99)	(91)
Other, net	25	10	48	22
Total other expense	(25)	(37)	(51)	(69)
Income before provision for income taxes	524	469	1,022	999
Income tax benefit (provision)	-	(14)	-	(50)
Net income	$ 524	$ 455	$ 1,022	$ 949

Average common shares outstanding:
Basic	6,154	5,974	6,140	5,958
Diluted	6,631	6,445	6,617	6,429
Basic and diluted net income (loss) per share:
Basic	$0.09	$0.08	$0.17	$0.16
Diluted	$0.08	$0.07	$0.15	$0.15

*	includes amortization of software products of $152,$133,$297 and $274, respectively and excluding other depreciation and amortization shown separately

ARI Network Services, Inc.
Consolidated Balance Sheets
(In thousands, except share and per share data)
(Unaudited)

	January 31	July 31
ASSETS	2006	2005
Current Assets:
Cash	$ 3,584	$ 3,651
Trade receivables, less allowance for doubtful accounts of $106 and
$71 at January 31, 2006 and July 31, 2005, respectively	1,552	1,023
Prepaid expenses and other	186	203
Deferred income taxes	160	160
Total Current Assets	5,482	5,037
Equipment and leasehold improvements:
Computer equipment	4,823	4,813
Leasehold improvements	73	73
Furniture and equipment	1,892	1,702
	6,788	6,588
Less accumulated depreciation and amortization	6,067	5,893
Net equipment and leasehold improvements	721	695

Deferred income taxes	705	705

Other assets	8	10

Capitalized software product costs	11,237	10,927
Less accumulated amortization	9,738	9,441
Net capitalized software product costs	1,499	1,486

Total Assets	$ 8,415	$ 7,933

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Current portion of notes payable	$ 1,400	$ 1,200
Accounts payable	435	323
Deferred revenue	5,504	5,441
Accrued payroll and related liabilities	796	1,134
Accrued sales, use and income taxes	30	74
Accrued vendor specific liabilities	607	530
Other accrued liabilities	274	242
Current portion of capital lease obligations	4	4
Total Current Liabilities	9,050	8,948

Long term liabilities:
Notes payable (net of discount)	1,304	2,037
Long term payroll related	480	461
Other long term liabilities	87	96
Capital lease obligations	-	-
Total Long Term Liabilities	1,871	2,594

Shareholders' equity (deficit):
Cumulative preferred stock, par value $.001 per share,
1,000,000 shares authorized; 0 shares issued and outstanding
at January 31, 2006 and July 31, 2005, respectively	-	-
Common stock, par value $.001 per share, 25,000,000 shares
authorized; 6,166,465 and 6,064,534 shares issued and
outstanding at January 31, 2006 and July 31, 2005, respectively	6	6
Common stock warrants and options	36	36
Additional paid-in-capital	93,832	93,751
Accumulated deficit	(96,380)	(97,402)
Total Shareholders' Equity (Deficit)	(2,506)	(3,609)

Total Liabilities and Shareholders' Equity (Deficit)	$ 8,415	$ 7,933

ARI Network Services, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)
	Three months ended		Six months ended
	January 31		January 31
	2006	2005	2006	2005
Operating activities
Net income	$ 524	$ 455	$ 1,022	$ 949
Adjustments to reconcile net income to net cash
provided by operating activities:
Amortization of software products	152	133	297	274
Amortization of deferred financing costs, debt discount and
excess carrying value over face amount of notes payable	(15)	(21)	(31)	(42)
Depreciation and other amortization	93	69	174	123
Deferred income taxes	-	-	-	-
Stock issued as contribution to 401(k) plan	-	-	21	37
Net change in receivables, prepaid expenses and other short term assets	(631)	31	(512)	453
Net change in accounts payable, deferred revenue, accrued				-
liabilities and long term liabilities	384	(88)	(88)	(480)
Net cash provided by operating activities	507	579	883	1,314

Investing activities
Purchase of equipment and leasehold improvements	(123)	(84)	(200)	(153)
Software product costs capitalized	(132)	(144)	(310)	(746)
Net cash used in investing activities	(255)	(228)	(510)	(899)

Financing activities
Payments under notes payable	(250)	(249)	(500)	(500)
Payments of capital lease obligations	-	(3)	-	(6)
Proceeds from issuance of common stock	27	57	60	60
Net cash used in financing activities	(223)	(195)	(440)	(446)
Net increase in cash	29	156	(67)	(31)
Cash at beginning of period	3,555	3,357	3,651	3,357
Cash at end of period	$ 3,584	$ 3,513	$ 3,584	$ 3,326

Cash paid for interest	$ 42	$ 113	$ 107	$ 131
Cash paid for income taxes	$ -	$ 55	$ -	$ 55

Revenue by Location and Service
(In Thousands)

	Three months ended			Six months ended
	January 31		Percent	January 31		Percent
	2006	2005	Change	2006	2005	Change

North American
Catalog subscriptions	$ 2,581	$ 2,465	5%	$ 5,159	$ 4,890	6%
Catalog professional services	439	318	38%	794	613	29%
Dealer marketing services	107	89	20%	174	137	27%
Dealer & distributor communications	188	230	-18%	415	511	-19%
Subtotal	3,315	3,102	7%	6,542	6,152	6%

Rest of the World
Catalog subscriptions	170	201	-15%	384	417	-8%
Catalog professional services	37	-	100%	86	10	764%
Subtotal	207	201	3%	470	427	10%

Total Revenue
Catalog subscriptions	2,751	2,666	3%	5,543	5,306	4%
Catalog professional services	476	318	50%	880	623	41%
Dealer marketing services	107	89	20%	174	137	27%
Dealer & distributor communications	188	230	-18%	415	511	-19%
Total	$ 3,522	$ 3,304	7%	$ 7,013	$ 6,579	7%